Exhibit 1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of July 21, 2023, is entered into by and among Formulations Parent Corporation, a Delaware corporation (“Parent”) and the parties listed on Exhibit A hereto (collectively, the “Shareholder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Chase Corporation, a Massachusetts corporation (the “Company”), (ii) Parent and (iii) Formulations Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), will enter into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, the Shareholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the 1934 Act) of the number of shares of Common Stock, par value $0.10 per share (the “Common Stock”) set forth opposite the Shareholder’s name on Exhibit A hereto under the heading “Owned Shares”, being all of the shares of Common Stock owned of record or beneficially by the Shareholder as of the date hereof (the “Owned Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent has required that the Shareholder agrees, and the Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Shareholder and Parent hereby agree as follows:

1. Agreement to Vote the Covered Shares; Proxy.

1.1 Agreement to Vote. Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company’s shareholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, the Shareholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Owned Shares and any additional shares of Common Stock or other voting securities of the Company acquired by the Shareholder or its respective controlled Affiliates after the date hereof and prior to the Termination Date (collectively, and together with the Owned Shares, the “Covered Shares”) as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger, including any amended and restated Merger Agreement or amendment to the Merger Agreement that, in any such case, increases the Merger Consideration or otherwise results in the Merger Agreement being objectively more favorable to the Company’s shareholders than the Merger Agreement in effect as of the date of this Agreement (excluding, for avoidance of doubt, any adverse amendment), (ii) the approval of any proposal to adjourn or postpone any Company Shareholder Meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.02 of the Merger Agreement, and (iii) the approval of any other proposal considered and voted upon by the Company’s shareholders at any Company Shareholder Meeting necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Acquisition Proposal, (iii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (iv) any other action, agreement or proposal which to the knowledge of such Shareholder would reasonably be expected to prevent or materially impede or delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement (clauses (a) and (b) collectively, the “Supported Matters”). The Shareholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company’s shareholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1) so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at such meeting, or otherwise cause the Covered Shares to be counted as present threat for purposes of establishing a quorum. For the avoidance of doubt, other than with respect to the Supported Matters, the Shareholder does not have any obligation to vote the Covered Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), the Shareholder shall be entitled to vote the Covered Shares in its sole discretion.

1.2 Proxy. The Shareholder hereby irrevocably appoints as its proxy and attorney-in-fact Josh Weisenbeck and Robert Recer, each of them individually, with full power of substitution and resubstitution, to vote the Shareholder’s Covered Shares in accordance with Section 1.1 at the Company Shareholder Meeting (including any postponement, recess or adjournment thereof) in respect of the Shareholder’s Covered Shares (to the extent the Covered Shares are entitled to so vote) prior to the Termination Date at which any Supported Matters are to be considered; provided, however, for the avoidance of doubt, that the Shareholder shall retain at all times the right to vote the Shareholder’s Covered Shares (or to direct how the Covered Shares shall be voted) in the Shareholder’s sole discretion on matters other than Supported Matters. This proxy is coupled with an interest, is (or will be, as applicable) given as an additional inducement of Parent to enter into this Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall terminate. Parent may terminate this proxy with respect to the Shareholder at any time at its sole election by written notice provided to the Shareholder.

1.3 Tender Offer. In the event that the Company and Parent agree to effectuate the transactions contemplated by the Merger Agreement by means of a tender offer, the Shareholder shall tender (and shall not withdraw), or cause to be tendered (and cause to not withdraw), all of its Covered Shares pursuant to and in accordance with the terms of such tender offer prior to the time required for such Covered Shares to be validly tendered for acceptance in such tender offer. Notwithstanding the foregoing, in the event this Agreement is terminated prior to the expiration of such tender offer, then the Shareholder shall be permitted to withdraw any of any Covered Shares that had previously been tendered, pursuant to and in accordance with the terms of such tender offer.

2. Termination. This Agreement shall terminate automatically and without further action upon the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time (such date, the “Termination Date”); provided that (i) in the case of a termination pursuant to clause (b), the covenants set forth in Sections 3.4 through 3.6 shall survive such termination and remain in full force and effect for the Restricted Period and (ii) the provisions set forth in Sections 3.7 and 10 through 22 shall survive the termination of this Agreement and remain in full force and effect; and provided further that, subject to the provisions set forth in Section 11.04(d) of the Merger Agreement, the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful Breach of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

3. Certain Covenants of the Shareholder.

3.1 Transfers. Beginning on the date hereof until the earlier of (x) receipt of Company Shareholder Approval and (y) Termination Date, the Shareholder hereby covenants and agrees that, except as expressly contemplated pursuant to this Agreement, the Shareholder shall not, directly or indirectly (a) tender any Covered Shares into any tender or exchange offer, (b) Transfer any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (c) take any action that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement, or (d) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 3.1 shall be void ab initio. For the purpose hereof, “Transfer” means (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, gift, assign, hedge, hypothecation, disposition, loan or other transfer, or entry into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition (whether by sale, liquidation, dissolution, dividend or distribution) or other transfer (by merger, consolidation, division, conversion, operation of law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (ii) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares or (iii) any contract or commitment to take any of the actions referred to in the foregoing clauses (i) or (ii) above. The Shareholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the 1934 Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, this Section 3.1 shall not prohibit a Transfer of any Covered Shares by Shareholder to: (a) any member of Shareholder’s immediate family; (b) a trust under which distributions may be made only to the Shareholder or any member of Shareholder’s immediate family; or (c) Shareholder’s executors, administrators, testamentary trustees, legatees, or beneficiaries, for bona fide estate planning purposes by will or by the laws of intestate succession/to an Affiliate of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

3.2 Documentation and Information. Except as required by Applicable Law, the Shareholder (in its capacity as a shareholder of the Company) shall not, and shall direct its Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Shareholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Shareholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Shareholder’s commitments and obligations under this Agreement, and the Shareholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority; provided that, prior to any such announcement or disclosure, as well as any other disclosure that references the Shareholder, Parent shall provide the Shareholder with the opportunity to review and comment on any references to the Shareholder in such announcement or disclosure and consider such comments in good faith. Each party hereto agrees to use its reasonable best efforts to promptly (a) give the other party any information it may reasonably require for the preparation of any such disclosure documents, and (b) notify the other party of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such party shall become aware that any such information shall have become false or misleading in any material respect.

3.3 No Shop. The Shareholder (in its capacity as a shareholder of the Company) shall not take any action that the Company would then be prohibited from taking under Section 6.04(a)(i), (ii) and (v) of the Merger Agreement.

3.4 No Solicitation. The Shareholder covenants and agrees that for a period of five (5) years following the Closing Date (the “Restricted Period”), the Shareholder shall not, and shall cause its Affiliates not to, in each case directly or indirectly, on its own behalf or on behalf of any other Person, (a) solicit, recruit, induce or encourage any employee (other than administrative assistants or other similar administrative employees) of the Company or any of its Subsidiaries (each, a “Restricted Person”) to leave the employ of or cease providing services to the Company or any of its Subsidiaries, (b) hire, employ or otherwise engage any Restricted Person, (c) take any of the foregoing actions with respect to an individual that was a Restricted Person during the nine (9) months preceding such action or (d) take any other action that is intended to induce or encourage, or has the direct and intended effect of inducing or encouraging any Restricted Person to terminate his or her employment with the Company or any of its Subsidiaries; provided, that the foregoing shall not prohibit any Person from making general employment solicitations such as through advertisements in publicly available media so long as such advertisements are not specifically targeted at any Restricted Person or employees of the Company or any of its Subsidiaries, and no Restricted Person directly or indirectly through another person or entity is hired as a result thereof.

3.5 No Competition. During the Restricted Period, the Shareholder shall not (except in its provision of services for the Company or any of its Subsidiaries), and shall cause its Affiliates not to, in each case, directly or indirectly (on its own behalf or on behalf of any other Person, in any capacity), (a) own, acquire or control any interest, financial or otherwise, in, and/or otherwise manage, operate, control, or participate in the ownership, management, operation or control of, loan or otherwise provide financing or financial assistance of any kind to, be employed by, permit his, her or its name to be used in connection with, or otherwise provide competing services to, or otherwise engage in, any Business throughout the Restricted Territory, (b) for the purposes of conducting or engaging in any Business, call upon, solicit, advertise or otherwise do, or attempt to do, business with any clients, suppliers, customers, accounts of the Company or any of its Subsidiaries or any other material business relation of the Company or any of its Subsidiaries or (c) intentionally interfere or attempt to interfere with the business of the Company or any of its Subsidiaries or intentionally persuade or attempt to persuade any customer, prospective customer, independent contractor or supplier of the Company or any of its Subsidiaries to discontinue or alter such person’s relationship with the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Shareholder and its Affiliates shall be entitled to own not more than five percent (5%) of the issued and outstanding equity securities of any class of any publicly-traded securities of any company so long as neither the Shareholder nor any of its Affiliates have any active participation in the business of such company. For the purpose hereof, (i) “Restricted Territory” means any state, province, territory or country in which the Company or any of its Subsidiaries currently operates or where the products of the Company or any of its Subsidiaries are sold, and (ii) “Business” means any business that competes with any service or product offering that, as of the Closing Date, the Company or any of is Subsidiaries engages in or has actively contemplated to engage in (based upon demonstrable planning that is evidenced in writing).

3.6 No Disparagement. During the Restricted Period, the Shareholder shall not directly or indirectly (through another person or entity), and shall cause its Affiliates not to, make any statement, written or oral, with the intent of disparaging or criticizing, that would disparage or criticize the business or reputation of the Company or any of its Subsidiaries, any party hereto or any of their respective Affiliates, officers, managers, directors or employees, products, services, programs or activities; provided, however, that nothing in this Section 3.6 shall prevent such Person from (a) giving truthful testimony obtained through subpoena, (b) giving any truthful information provided pursuant to investigation by any Governmental Authority or (c) giving any truthful information provided pursuant to any claim by a party to the Merger Agreement asserted in good faith.

3.7 Confidentiality. The Shareholder agrees that from and after the Closing Date until the fifth anniversary of the Closing Date, the Shareholder shall keep the Confidential Information (as defined below) strictly confidential and shall not disclose (except as expressly permitted by this Agreement) to any Person or use in any manner detrimental to the Company or any of its Subsidiaries any portion of the Confidential Information, except that the Shareholder may disclose Confidential Information to the extent necessary (w) to consultants, counsel and accountants of the Shareholder who, in the reasonable judgment of the Shareholder, have a need to know such information and who have been directed to comply with the confidentiality provisions of this Section 3.7 (provided, that the Shareholder shall be responsible for any breach hereof by any of the foregoing), (x) in the performance of its duties to the Company or any of its Subsidiaries and (y) in order to enforce its rights and perform its obligations under this Agreement, the Merger Agreement, each agreement, certificate or instrument contemplated by the Merger Agreement and any other agreements contemplated thereby; provided that in the event that any Person subject to confidentiality under this Agreement is compelled by Applicable Laws (including by request for information or documents in any legal proceeding, interrogatory, discovery requests, subpoena, civil investigative demand or similar process or otherwise) to disclose any Confidential Information, the Shareholder shall promptly notify (unless prohibited by Applicable Laws) Parent in writing of such requirement so that Parent may, in its sole expense, seek an appropriate protective order or waive compliance with the provisions of this Agreement applicable to such portion of the Confidential Information; provided, however, that no such notice shall be required in connection with any ordinary course examination by any governmental, regulatory or supervisory authority of which the Company is not the target of such examination or as would reasonably be expected to impede any legally protected whistleblower rights (including those protected by Rule 21F of the 1934 Act). If, in the absence of a protective order or the receipt of a waiver hereunder, the Shareholder, on the advice of legal counsel, is required to disclose any Confidential Information, the Shareholder may disclose only that portion of such Confidential Information that the Shareholder is required to disclose; provided, however, that the Shareholder shall reasonably cooperate with Parent, at Parent’s sole expense, to obtain a protective order or other assurance that confidential treatment will be accorded such Confidential Information by such Person. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties hereto have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties hereto also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. For the purpose hereof, “Confidential Information” means (a) any matters concerning the Company or any of its Subsidiaries, including the business, products, markets, condition (financial or other), operations, processes, Intellectual Property, customers, vendors, pricing, results of operations, cash flows, prospects and affairs of the Company or any of its Subsidiaries and (b) this Agreement, the Merger Agreement, each agreement, certificate or instrument contemplated by the Merger Agreement and any other agreements contemplated thereby or any information, including the terms, conditions or any other facts, relating to this Agreement, the Merger Agreement and any other agreements contemplated thereby or the transactions contemplated hereby or thereby, or any confidential discussions or negotiations related thereto; provided that “Confidential Information” shall not include information (i) that is or becomes available to the public, other than as a result of disclosure by the Shareholder or any Affiliate in violation of such Person’s obligations under this Agreement or (ii) that becomes available to the Shareholder or any Affiliate on a non-confidential basis from a source other than the Company or its Affiliates, provided that such source is not known by the Shareholder or such Affiliate to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy with respect to such information.

4. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

4.1 Due Authority. The Shareholder, if applicable, is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Shareholder, if applicable, has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to, and has the full power and capacity to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of the Shareholder is necessary to authorize the execution and delivery of, compliance with and performance by the Shareholder of this Agreement. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by except insofar as such enforceability may be limited by the Enforceability Exceptions.

4.2 No Conflict. The execution and delivery of, compliance with and performance by the Shareholder of this Agreement do not and will not (a) to the extent the Shareholder is not an individual, conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of the Shareholder, (b) conflict with or result in a violation or breach of any Applicable Law, (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Shareholder is entitled, under any contract binding upon the Shareholder, or to which any of its properties, rights or other assets are subject or (d) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Shareholder, except in the case of clauses (b), (c) and (d) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by the Shareholder of its obligations under this Agreement.

4.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the 1934 Act, the 1933 Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange or (d) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the consummation of the Merger or the performance by the Shareholder of its obligations under this Agreement.

4.4 Ownership of the Owned Shares. The Shareholder is, as of the date hereof, the record and beneficial owner of the Owned Shares, all of which are free and clear of any liens, other than those created by this Agreement or arising under applicable securities laws and Amended and Restated Stock Agreement, dated as of August 31, 2004, between the Company and the Shareholder (the “Stock Agreement”). The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares. The Shareholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement and the Stock Agreement. As of the date hereof, the Shareholder has not entered into any agreement to transfer any Owned Shares and no person has a right to acquire any of the Owned Shares held by the Shareholder.

4.5 Absence of Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Shareholder, threatened against the Shareholder that would reasonably be expected to prevent, or materially impair the ability of the Shareholder to perform its obligations under this Agreement.

4.6 Reliance. The Shareholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that the Shareholder desired, the Shareholder availed itself of such right and opportunity. The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder (individually and on behalf of its Affiliates and each of their respective Representatives) hereby agrees and acknowledges that, in entering into this Agreement and agreeing to consummate the transactions contemplated hereby and by the Merger Agreement, the Shareholder, its Affiliates and each of their respective Representatives are relying solely on the representations and warranties of Parent set forth in Section 5 of this Agreement and are not relying on any other representation, warranty, statement or material.

5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder as follows:

5.1 Due Authority. Parent is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. Parent has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other corporate action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

5.2 No Conflict. The execution, delivery and performance by Parent of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (a) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or similar organizational documents of any of its Subsidiaries, (b) conflict with or result in a violation or breach of any applicable law, (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent and any of its Subsidiaries are entitled, under any contract binding upon Parent or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (d) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries, except in the case of clauses (b), (c) and (d) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by Parent of its obligations under this Agreement.

6. Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall not survive the Effective Time, except for the covenants set forth in Sections 3.4 through 3.7.

7. Waiver of Appraisal and Dissenter Rights and Certain Other Actions. The Shareholder hereby irrevocably and unconditionally waives, to the fullest extent of the law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Part 13 of the MBCA with respect to all of the Owned Shares with respect to the Merger and the transactions contemplated by the Merger Agreement. In addition, the

8. Shareholder hereby agrees not to commence or participate as a plaintiff in, any class action or other legal action (including any related settlement), derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Applicable Law, alleging a breach of any duty of the Board of Directors or any committee thereof in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby or, with respect to Parent, claims related to any such alleged breach.

9. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock”, “Covered Shares”, and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Further Assurances. The Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

11. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Shareholder, to the addresses set forth on the Exhibit A hereto:

if to Parent, to:

Formulations Parent Corporation

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards, Suite 3500

New York, New York 10001

Attention: Josh Weisenbeck; Robert Recer

Email: josh.weisenbeck@kkr.com; robert.recer@kkr.com

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jennifer S. Perkins, P.C.; David M. Klein, P.C.; Chelsea N. Darnell

Email: jennifer.perkins@kirkland.com; dklein@kirkland.com;

chelsea.darnell@kirkland.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

12. Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement.

13. Amendment and Waiver. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

14. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment, delegation or other transfer without such consent shall be void.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof (or any other jurisdiction), except to the extent the provisions of Massachusetts Law are mandatorily applicable to the Merger or to the fiduciary duties of the Board of Directors and provided, that the provisions of this Agreement which by their terms are governed by Massachusetts Law shall be governed and constructed in accordance with Massachusetts Law.

16. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this

Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

19. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

20. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

22. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

23. No Agreement until Approved. This Agreement shall not be effective unless and until the Board of Directors has approved, for purposes of any applicable anti-takeover statute and regulation under the laws of the Commonwealth of Massachusetts or other Applicable Law, and any applicable provision of the Company’s articles of organization, the Merger Agreement, the Voting Agreements and the transactions contemplated by the Merger Agreement, including the Merger.

24. Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by the Shareholder solely in its capacity as a direct or indirect owner of the Covered Shares (and not in any other capacity, including any capacity as a director or officer of the Company or its Subsidiaries). Nothing in this Agreement shall in any way restrict or limit the ability of such Shareholder or any Affiliate of such Shareholder who is a director or officer of the Company from taking any action in his or her capacity as a director or employee of the Company, including the exercise of fiduciary duties to the Company and its Shareholders. Nothing in this Agreement shall restrict or limit the Company from taking any actions that are otherwise permitted by the Merger Agreement, including with respect to a Superior Proposal.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

PARENT

FORMULATIONS PARENT CORPORATION

By:	/s/ Josh Weisenbeck
Name: Josh Weisenbeck
Title: President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER

Peter R. Chase

By:	/s/ Peter R. Chase
Name: Peter R. Chase
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER

Peter R. Chase Trust

By:	/s/ Peter R. Chase
Name: Peter R. Chase
Title: Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER

Peter R. Chase Trust

By:	/s/ Kathleen Chase
Name: Kathleen Chase
Title: Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER

Chase 2015 Irrevocable Trust

By:	/s/ Kristin T. Abati
Name: Kristin T. Abati
Title: Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER

Chase 2015 Irrevocable Trust

By:	/s/ Charles A. Cheever
Name: Charles A. Cheever
Title: Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER

Peter R. Chase Insurance Trust – GST Non-Exempt Share

By:	/s/ Charles A. Cheever
Name: Charles A. Cheever
Title: Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER

Peter R. Chase Insurance Trust – GST Exempt Share

By:	/s/ Charles A. Cheever
Name: Charles A. Cheever
Title: Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER

Peter R. Chase 2022 Qualified Annuity Trust #1

By:	/s/ Peter R. Chase
Name: Peter R. Chase
Title: Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER

Peter R. Chase 2022 Qualified Annuity Trust #2

By:	/s/ Peter R. Chase
Name: Peter R. Chase
Title: Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER

Peter R. Chase 2022 Qualified Annuity Trust #3

By:	/s/ Peter R. Chase
Name: Peter R. Chase
Title: Trustee

[Signature Page to Voting Agreement]

Exhibit A

Owned Shares

Shareholder	Owned Shares
Peter R. Chase	260,357
Peter R. Chase Trust	44,038
Peter R. Chase Insurance Trust	305,897
Chase 2015 Irrevocable Trust	1,470
Peter R. Chase 2022 Qualified Annuity Trust #1	17,359
Peter R. Chase 2022 Qualified Annuity Trust #2	61,398
Peter R. Chase 2022 Qualified Annuity Trust #3	150,000

Notices

if to the Shareholder, to:

Peter R. Chase

with a copy, which shall not constitute notice, to:

Choate, Hall & Stewart, LLP

Two International Place

Boston, MA 02110

Attention: Charles Cheever

Email: ccheever@choate.com